Exhibit (r)
Code of Ethics

I. Entities Covered by This Policy

•The Blue Owl Alternative Credit Fund (the “Fund,” and collectively with the entities listed below, the “Companies”)
•The Blue Owl Credit Advisers
•Blue Owl Securities to the extent it is the affiliated principal underwriter to the Blue Owl Alternative Credit Fund

II. Purpose of These Policies and Procedures

The Blue Owl Alternative Credit Fund has adopted this Code of Ethics in compliance with Rule 17j-1 under the Investment Company Act of 1940 (“Rule 17j-1”). Rule 17j-1 requires that the Code of Ethics must set forth standards of conduct expected by Access Persons and address potential conflicts of interest that may arise between the Companies and Access Persons, including those associated with personal securities transactions.
Rule 17j-1 makes it unlawful for affiliated persons of the Companies, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Fund to:
•employ any device, scheme or artifice to defraud the Fund;
•make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
•engage in an act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or
•engage in any manipulative practice with respect to the Fund.
Each of the Companies has adopted this Code of Ethics, which contains provisions each deems reasonably appropriate to prevent its Access Persons from engaging in any of these prohibited acts.
In addition, the Blue Owl Credit Advisers are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Rule 204A-1 under the Advisers Act requires a registered investment adviser to establish, maintain and enforce a code of ethics that includes certain specified provisions. The Blue Owl Credit Advisers have adopted a separate code of ethics designed to meet the requirements of Rule 204A-1 of the Advisers Act. The provisions of the Blue Owl Credit Advisers’ Code of Ethics may contain additional provisions relating to the obligations of Access Persons. Access Persons of the Blue Owl Credit Advisers are subject to this Code of Ethics as well as the Code of Ethics for the Blue Owl Credit Advisers.
Capitalized terms can be found in Appendix A.

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Code of Ethics

III. Policies Relating to Your Securities Holdings Reporting[1]

•Initial and Annual Holdings Reports

If you are deemed an Access Person of the Companies, within ten (10) days after commencing employment (or otherwise becoming an Access Person of the Companies) and annually thereafter, you must submit a list of brokerage accounts and securities holdings current as of a date no more than forty-five (45) days prior to your date of hire (or otherwise becoming an Access Person of the Companies) or the date of the annual report, as applicable. This reporting is done via ComplySci.[2]

The following information must be included in your initial and annual holdings reports:
(1)for each security in which you have any direct or indirect beneficial ownership:
the title and type of security, and as applicable,
the exchange ticker symbol or CUSIP number,
number of shares, and
principal amount of each reportable security;
(2)the name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit; and
(3)the date you have submitted the report to compliance.

•New Account Reporting

You must report new accounts in which any securities were held during the quarter. This report must contain:
(1)the name of the broker, dealer or bank with which you have established the account;
(2)the date the account was established; and
(3)the date you have submitted the report to compliance.
This reporting is done via ComplySci.
Note – New accounts may only be opened at brokerage firms that have a reporting relationship with ComplySci. For a complete list, please contact a member of the Compliance Department for assistance.
Our general policy is that all brokerage accounts should be disclosed, including those managed on behalf of an Access Person on a discretionary basis by a third party. Depending on the facts and circumstances of each account, you may not need to report transactions or holdings in one or more of your brokerage accounts. In all cases, however, any such determination will ultimately be made by the CCO.

1 Disinterested Trustees of the Blue Owl Alternative Credit Fund are not subject to the requirements of this section unless specifically noted.
2 In the event that the Companies cannot establish a direct feed with your broker(s), you will be required to manually input this information into ComplySci. The Compliance Department may periodically request brokerage statements for these accounts for testing purposes.

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Code of Ethics

•Quarterly Transactions Reports

You must report, within thirty (30) days of the end of the calendar quarter, a list of transactions in reportable securities even if not executed through a broker-dealer or subject to preclearance in which you have or had any direct or indirect beneficial ownership (defined in Appendix A below) during the quarter. This reporting is done via ComplySci.
The following information must, at a minimum, be included for each transaction :
(1)the date of the transaction;
(2)the title of the security and, as applicable,
the exchange ticker symbol or CUSIP number,
interest rate and maturity date,
number of shares, and
principal amount of each reportable security involved;
(3)the nature of the transactions, i.e., purchase, sale or any other type of acquisition or disposition;
(4)the price of the reportable security at which the transaction was effected;
(5)the name of the broker, dealer or bank with or through which the transaction was effected; and
(6)the date you have submitted the report to compliance.
Notes
(1)Transactions may generally only be executed in accounts at brokerage firms that have a reporting relationship with ComplySci. For a complete list, please contact a member of the Compliance Department for assistance.
(2)Disinterested Trustees of the Blue Owl Alternative Credit Fund need not submit a quarterly transaction report, unless the Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the fifteen (15) day period immediately before or after such Disinterested Trustee’s transaction in a security, the Fund purchased or sold the security or the Fund considered purchasing or selling the security.[3]

3 In the event that the Companies cannot establish a direct feed with your broker(s), you will be required to manually input this information into ComplySci. The Compliance Department may periodically request brokerage statements for these accounts for testing purposes.

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Code of Ethics

•Initial and Annual Certifications

The Compliance Department will provide a copy of this policy to you (including Disinterested Trustees and officers of the Fund) at time of hire or otherwise becoming an Access Person of the Companies (or in the case of a Disinterested Trustee or officer of Fund, upon their appointment), if not previously provided. You will be required to acknowledge that you have received a copy of this policy.
Once each calendar year, as well as any time there is an amendment to this policy, the Compliance Department will provide a copy of this policy to you (including each Disinterested Trustee and officer of the Fund). You will be required to certify that you have read and understood the Code of Ethics and recognize that you are subject to the Code of Ethics. In addition, you must certify annually that you have complied with the requirements of the Code of Ethics and that you have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

•Review of Reports

The CCO of the Fund, or another person acting at the direction and under the supervision of the CCO, will review the reports submitted, and account statements and account information provided, under this Code of Ethics to determine whether any transactions disclosed therein constitute a violation of this Code of Ethics. Before making any determination that a violation has been committed by any Access Person, the CCO shall afford the Access Person an opportunity to supply additional explanatory material.[4]

•Waivers and Exemptions

Employees cannot approve his or her own exemptions from the Code of Ethics or clear trades in his or her personal account submitted under this policy. Such approvals, preclearance and reviews are to be completed by other employees with guidance from the CCO.
The CCO may grant waivers of any substantive restrictions in appropriate circumstances.

4 The CFO or General Counsel will review and waive or preclear requests or reports submitted under these policies by the CCO.

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Code of Ethics

•Disclaimer of Beneficial Ownership

You may at any time or from time to time deliver to the CCO a statement that your submission of any report hereunder or the delivery on your behalf of any duplicate account statement or information required under this Code of Ethics will not be construed as an admission by you that you have any direct or indirect beneficial ownership in the security to which the report or duplicate account statement or information relates.

IV. Trading Considerations

Preclearance of transactions in Covered Securities as defined in Annex A, including, without limitation, Covered Securities to be purchased in a Limited Offering, must be requested through ComplySci and such preclearance will be valid, unless otherwise indicated during the approval process, for five (5) business days (120 days in the case of a Limited Offering) from the day that approval was granted. Transactions in Covered Securities which are publicly traded may only be effected in accounts at brokerage firms that have a reporting relationship with ComplySci.
If preclearance approval is not granted, you are not permitted to engage in the proposed transaction and should direct any further inquiries to the CCO.
If you are not sure whether preclearance is required prior to effecting a trade or whether accounts or particular trades/holdings in an account need to be reported, you must speak to a member of the Compliance Department prior to effecting the trade.

•Securities Not Requiring Preclearance

Notwithstanding the foregoing, the following types of transactions do not require preclearance:
(1)registered money market funds, open-end mutual funds or unit investment trusts;
(2)exchange traded funds (ETFs) and similar products such as exchange traded notes (ETNs) and commodity-based exchange traded products (ETPs) if such shares or interests have been held for a period of not less than 60 days;
(3)publicly listed closed-end registered funds if such shares or interests have been held for a period of not less than 60 days;
(4)cryptocurrencies that are considered securities under Federal law. For the avoidance of doubt, Bitcoin and Ether are not considered securities;
(5)investments in 529 Plans;
(6)state, municipal and local government securities;
(7)direct obligations of the US government, commercial paper, bank certificates of deposit, bankers’ acceptances or high-quality short-term debt instruments;
(8)transactions that are part of an automatic investment plan such as a dividend reinvestment plan, employee stock purchase plan etc.
(9)transactions that are non-volitional, such as stock splits, mergers etc.; and
(10)transactions in accounts where you do not have direct or indirect influence or control, such as those managed for you by a third party provided that there is no communication or influence regarding the securities being purchased or sold between you and the third party portfolio manager prior to the transaction.

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Code of Ethics

•Prohibited Transactions

Additionally, notwithstanding the foregoing, the below transactions will not receive preclearance approval and Access Persons are prohibited from engaging in such transactions:
(1)Initial Public Offerings;
(2)securities of an affiliated issuer during a blackout period;
(3)sales of Covered Securities before the 60 day holding period has expired;
(4)transactions between you and any client account managed by a Blue Owl Credit Adviser and
(5)transactions in securities on the restricted list.

V. Compliance Reporting Requirements under the 1940 Act

At least annually, each Company must review this policy and the effectiveness of its implementation, and furnish to Fund’s Board of Trustees (the “Board”), and the Board must consider, a written report that:
•describes any issues arising under the Code of Ethics or procedures since the last report to the Board, including but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and
•certifies that the Companies have adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

VI. Reporting a Violation

You are required to ensure that you do not violate this policy.  You are expected to use good judgment in recognizing situations where a violation of this policy may occur and to ensure that no violations occur.
In addition to ensuring that you do not violate this policy, you are encouraged to report any concerns you may have under this policy to the CCO.
No officer, trustee or employee of the Fund or their affiliates may retaliate in any fashion against you if you report a suspected or actual violation of this policy in good faith.  Making a report in “good faith” generally means that you have a reasonable and genuine belief that the information you are providing relates to a possible violation of law or this policy, regardless of whether the report turns out to be founded.

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Code of Ethics

VII. Sanctions

Upon determination that a violation of this Code of Ethics has occurred, the Fund, as appropriate, may impose such sanctions as they deem appropriate, including, among other things, a memorandum of warning, a ban on personal trading or a suspension or termination of the employment of the violator. Where applicable, violations of this Code of Ethics and any sanctions imposed with respect thereto will be reported in a timely manner to the Fund Board.

VIII. Books and Records

Each of the Companies that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out below, and must make these records available to the Securities and Exchange Commission (“SEC”) or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:
•a copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;
•a record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;
•a copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under paragraph (d)(2)(v) of Rule 17j-1, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;
•a record of all persons, currently or within the past five years, who are or were required to make reports under paragraph (d) of Rule 17j-1, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and
•a copy of each report required by paragraph (c)(2)(ii) of Rule 17j-1 must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and
•the Fund or Blue Owl Credit Adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under paragraph (e) of Rule 17j-1, for at least five years after the end of the fiscal year in which the approval is granted.

Adopted February 2025

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Code of Ethics – Appendix A

Definitions
Access Person means:
•any Advisory Person of the Fund or a Blue Owl Credit Adviser;
•any trustee, officer, or general partner of the Fund or the Blue Owl Credit Advisers; and
•any trustee, officer, or general partner of Blue Owl Securities who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which Blue Owl Securities acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.
Advisory person of the Blue Owl Alternative Credit Fund or of a Blue Owl Credit Adviser means:
•any trustee, officer, general partner or employee of the Fund or the Blue Owl Credit Advisers (or of any company in a control relationship to the Companies) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
•any natural person in a control relationship to the Blue Owl Alternative Credit Fund or the Blue Owl Credit Advisers who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.
Beneficial ownership means, in general, through any contract, arrangement, understanding, relationship, or otherwise, directly or indirectly having or sharing a pecuniary interest in a security. A pecuniary interest generally includes any opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities, and also includes interests of members of a person’s immediate family (i.e., any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, inclusive of adoptive relationships) sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.
Blue Owl Credit Advisers means the Blue Owl Credit Adviser that currently manages the Blue Owl Alternative Credit Interval Fund, including Blue Owl Credit Advisors LLC; Blue Owl Diversified Credit Advisors LLC; Blue Owl Technology Credit Advisors LLC; ; Blue Owl Technology Credit Advisors II LLC; and Blue Owl Alternative Credit Advisors II LLC, each of which is registered as an investment adviser with the SEC.
CCO means the Chief Compliance Officer of each of the Companies and/or such Chief Compliance Officer’s designees.
Covered Security means a Security as defined in Section 2(a)(36) of the 1940 Act, but excludes direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by a registered open-end investment company.
Disinterested Trustee means member(s) of the Blue Owl Alternative Credit Fund’s Board of Trustees who are deemed independent (i.e., not “interested persons” as defined in the 1940 Act).

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Code of Ethics – Appendix A

Initial Public Offering means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.
Limited Offering means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.
Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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